Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 5, 2012

CARE INVESTMENT TRUST INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Company Scheduled to Host Conference Call at 10:00 am ET on

Wednesday, April 11, 2012 to Discuss Fourth Quarter and Full Year Results

2011 Highlights

•

Announced fully diluted FFO and AFFO per share for the fourth quarter 2011 of $0.26 and $0.23, respectively, and fully diluted FFO and AFFO per share for the fiscal year 2011 of $0.80 and $0.70, respectively

•	Declared dividends of $0.54 per share for fiscal year 2011, including $0.135 per share for the fourth quarter 2011

•	Acquired a portfolio of three (3) senior housing facilities located in Virginia for $20.8 million

•

Achieved successful resolution of litigation in connection with the restructuring of the Company’s interest in nine (9) medical office buildings and generated in excess of $42.0 million in cash proceeds from the sale of the Company’s preferred interest

•	Generated in excess of $6.6 million in cash proceeds from the sale of three (3) of the four (4) properties in the Company’s SMC investment

•	Announced successful final resolution of class action lawsuit in connection with Care’s IPO

•	Ended fourth quarter 2011 with cash and cash equivalents in excess of $52.3 million

NEW YORK – April 5, 2012 – Care Investment Trust Inc. (OTCQX: CVTR) (“Care” or the “Company”), a real estate investment and finance company that invests in healthcare-related real estate, today reported financial results for the fourth quarter and full year ended December 31, 2011, and announced that it has declared a quarterly dividend of $0.135 per share for the fourth quarter 2011.

The Company reported net income of approximately $16.0 million, or $1.58 per basic and diluted share, for the fourth quarter 2011. Net income includes the impact of a gain on sale of approximately $15.3 million related to the divestiture of the Company’s interest in nine (9) medical office buildings, or $1.51 per basic and diluted share and non-cash depreciation charges from the Company’s real estate investments of approximately $1.0 million, or $0.10 per basic and diluted share.

For the fiscal year ended 2011, the Company reported net income of approximately $16.5 million, or $1.63 and $1.60 per basic and diluted share, respectively. Net income for the year ended 2011 also includes the impact of a gain on sale related to the divestiture of Care’s interest in a medical office portfolio of approximately $15.3 million, or $1.51 and $1.49 per basic and diluted share, respectively, and non-cash depreciation charges from the Company’s real estate investments and joint ventures of approximately $6.2 million, or $0.61 and $0.60 per basic and diluted share, respectively.

Care Investment Trust Inc.

Funds From Operations (FFO) for the fourth quarter 2011 amounted to approximately $2.6 million, or $0.26 per basic and diluted share. Adjusted Funds From Operations (AFFO) equaled approximately $2.3 million, or $0.23 per basic and diluted share in the fourth quarter of 2011. FFO and AFFO exclude the Company’s approximately $15.3 million gain on the sale of its interest in a medical office building portfolio and include a realized gain on derivative instruments of approximately $0.7 million, or $0.07 per basic and diluted share, related to a derivative hedge position the Company entered into in anticipation of obtaining permanent financing with respect to the Greenfield properties.

For the fiscal year ended 2011, Funds From Operations (FFO) equaled approximately $8.3 million, or $0.81 and $0.80 per basic and diluted share, respectively, and Adjusted Funds From Operations (AFFO) amounted to approximately $7.3 million, or $0.71 and $0.70 per basic and diluted share, respectively. FFO and AFFO are exclusive of the gain on sale of the Company’s interest in its medical office portfolio and include a realized gain related to the derivative hedge position.

FFO is computed by subtracting from net income (loss) gains related to sales of property, and adding back the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Bickford and Greenfield properties and the medical office portfolio as well as an adjustment related to the portion of the incentive fee paid to Care’s advisor related to the gain on sale of the Company’s interest in the medical office portfolio. AFFO reflects additional adjustments for other non-cash and related income and expense items including stock based compensation, stock issued to related parties, transaction charges, excess cash distributions from the Company’s equity method investments, changes in the obligation to issue operating partnership units and straight-lining of lease revenue. These adjustments are detailed in the attached Reconciliation of Non-GAAP Financial Measures.

Portfolio Activity

Wholly-owned and Partially-owned Real Estate

Wholly-owned real estate totaled approximately $122.3 million at December 31, 2011, consisting of investments in 17 assisted living, independent living and alzheimer’s facilities acquired in the Bickford (14 facilities) and Greenfield (3 facilities) transactions, all of which are triple net leased. In addition, Care had real estate investments in partially-owned entities of approximately $2.5 million as of December 31, 2011, maintaining its joint venture interest in one independent / assisted living facility with Senior Management Concepts (“SMC”).

Loan Investment

The net investment in Care’s remaining loan investment was approximately $5.8 million as of December 31, 2011. The weighted average spread on the loan investment, which is floating-rate, was 6.00% over 30-day London Interbank Offered Rate (“LIBOR”) and had an effective interest rate of 7.20% as of December 31, 2011. The remaining loan investment is part of a larger credit facility, in which we have an approximately one-third interest, and is secured by a total of ten (10) properties consisting of skilled nursing facilities, assisted living facilities and a multifamily property located in Louisiana.

The loan had an original maturity date of February 1, 2011. During 2011, the maturity date was extended several times. In November 2011, in conjunction with the hiring of a new independent operator to manage the properties, the loan was restructured into a five (5) year term loan with a maturity date of November 1, 2016 and a 25 year amortization schedule and a limited cash sweep. In addition, all outstanding litigation between the previous operator and the direct lenders (which did not include the Company) prior

Care Investment Trust Inc.

to the restructuring of the loan was resolved at this time. Subsequent to the restructuring, the interest rate on the loan was increased from LIBOR plus 4.00% to LIBOR plus 6.00% in years one through three, LIBOR plus 8.00% in year four and LIBOR plus 10.00% in year five. At the time of the restructuring, Care’s portion of the loan had a notional balance of approximately $10.1 million. In conjunction with the restructuring, we received a revised note with a face amount of approximately $10.5 million.

Acquisitions

In September 2011, Care acquired three (3) private pay assisted living / memory care facilities from affiliates of Greenfield Senior Living, Inc. for an aggregate purchase price of $20.8 million, expanding the Company’s footprint to the Mid-Atlantic region of the US. The portfolio contains 164 total licensed beds, consisting of 115 assisted living beds and 49 memory care beds, and has an average age of 14 years, with aggregate occupancy averaging in excess of 90% over the last two (2) full years.

Simultaneously with the acquisition, Care leased the facilities back to affiliates of Greenfield pursuant to a triple-net master lease having an initial term of 12 years with two (2) ten-year renewal options. GAAP revenues from the acquisition of the properties for the 2012 fiscal year are expected to be approximately $1.9 million, which includes a non-cash straight-line rent component of approximately $0.3 million in 2012.

Care funded the investment through cash on hand of approximately $5.3 million and approximately $15.5 million of first mortgage bridge financing from KeyBank N.A. The bridge loan bears interest at a floating rate per annum equal to the London Interbank Offered Rate (LIBOR) plus 400 basis points, with no LIBOR floor, and provides for monthly interest and principal payments which commenced on October 1, 2011. The bridge loan will mature on June 20, 2012 and, subject to certain conditions, may be extended for an additional three (3) months. It is anticipated that permanent financing will be obtained through a KeyBank sponsored Freddie Mac refinancing.

Dispositions

In May 2011, with Care’s prior consent, SMC sold three (3) of the four (4) properties in the joint-venture arrangement, which generated proceeds to Care of approximately $6.6 million. Proceeds consisted of approximately $5.2 million representing a return of the Company’s preferred equity investment related to the three (3) sold properties, approximately $0.9 million representing its 10% common equity interest in the sold properties and approximately $0.4 million which satisfied all outstanding delinquent preferred return and default interest payments. In conjunction with the sale of the three (3) properties, the Company returned a security deposit of approximately $0.4 million which was held as payment collateral for those facilities.

In November 2011, Care consummated the sale of its interest in its medical office portfolio for total cash consideration of approximately $42.0 million, which included approximately $1.2 million of income allocable to its preferred distribution of cash flow from operations. Pursuant to the First Amendment to the Omnibus Agreement entered into in October 2011, the Company granted to Cambridge Holdings LLC and its affiliates (“Cambridge”) the option to purchase all of Care’s interest in the medical office portfolio at any time up to December 9, 2011, for an amount equal to the sum of the Company’s $40.0 million preferred fixed dollar investment plus its accrued but unpaid preferred return of approximately $2.0 million. In connection with the sale, the remaining 200,000 operating partnership units and a warrant to purchase 300,000 shares of the Company’s common stock previously issued to Cambridge were canceled.

Operating Activities

Care generated total revenue from operations of approximately $4.0 million during the 2011 fourth quarter which included rental revenue of approximately $3.8 million associated with its Bickford and Greenfield investments along with interest income from investments in loans of approximately $0.2 million.

Care Investment Trust Inc.

For the fiscal year ended 2011, the Company generated total revenues from operations of approximately $14.5 million which included rental revenue of approximately $13.7 million associated with its Bickford and Greenfield investments and interest income on investments from loans of approximately $0.8 million.

The Company incurred approximately $4.0 million in operating expenses during the three months ended December 31, 2011, which included approximately $0.1 million in base services fees, approximately $1.7 million in incentive fees payable to its advisor, TREIT Management, LLC, and approximately $1.2 million in marketing, general and administrative expenses. General and Administrative expenses consist of fees for professional services, including audit, legal and investor relations; directors & officers and other insurance; general overhead costs for the Company and employee salaries and benefits as well as fees paid to the Company’s directors and rent for its corporate offices. The Company recognized approximately $0.4 million in employee compensation expense and approximately $0.2 million related to audit and legal fees, rent, and D&O insurance during the three months ended December 31, 2011. Care also incurred approximately $0.9 million of depreciation and amortization expense relating to its investment in the Bickford and Greenfield properties during the quarter.

Care incurred approximately $11.3 million in operating expenses during the fiscal year ended December 31, 2011, which included approximately $0.4 million in base services fees, approximately $2.4 million in incentive fees payable to its advisor, TREIT Management, LLC, and approximately $4.9 million in marketing, general and administrative expenses. General and Administrative expenses consist of fees for professional services, including audit, legal and investor relations; directors & officers and other insurance; general overhead costs for the Company and employee salaries and benefits as well as fees paid to the Company’s directors and rent for its corporate offices. The Company recognized approximately $1.6 million in employee compensation expense and approximately $1.2 million related to audit and legal fees, rent, and D&O insurance during the three months ended December 31, 2011. Care also incurred approximately $3.6 million of depreciation and amortization expense relating to its investment in the Bickford and Greenfield properties for the fiscal year.

For the quarter and fiscal year ended December 31, 2011, income from partially-owned entities amounted to approximately $1.3 million and $3.1 million, respectively. Prior to the sale of the Company’s medical office portfolio in November 2011, Care received a preferential distribution of cash flow from operations (per the new economic terms as outlined in the Omnibus Agreement dated April 15, 2011), with a target distribution rate of 12% on its stated $40.0 million fixed dollar investment with any cash flow from operations in excess of the target distribution rate being retained by Cambridge. As a result of entering into the Omnibus Agreement, Care was no longer allocated 85% of the operating income or loss (after depreciation and amortization) with respect to the medical office portfolio after April 15, 2011. In addition, the Company recognized its share of equity income in the SMC investment of approximately $0.1 million and $0.8 million for the quarter and fiscal year ended December 31, 2011, respectively. In May 2011 the Company consented to the sale of three (3) of the four (4) SMC properties.

Care realized a $1.1 million gain on derivative instruments for each of the quarter and fiscal year ended December 31, 2011. During the quarter ended December 31, 2011, the Company entered into a transaction in which we sold short $15 million notional balance of the 2.125% U.S. Treasury Notes due August 15, 2021 in anticipation of entering into a ten-year fixed rate mortgage secured by the Greenfield properties, the interest on which would be determined by a fixed spread over the 10-year U.S. Treasury Note. Due to volatility in the U.S. Treasury market, we elected to close this short position and realized a gain of approximately $0.7 million. In addition, as a result of the sale of the Company’s interest in its medical office portfolio in the fourth quarter of 2011 and the concurrent elimination of the remaining operating partnership units, we also realized a gain of approximately $0.4 million from the cancelation of a derivative instrument related to this investment.

Care Investment Trust Inc.

Interest expense totaled approximately $1.6 million for the three months ended December 31, 2011, which related primarily to the mortgage debt incurred to finance the acquisition of the Bickford properties and also included interest expense pertaining to the Greenfield properties which were acquired in September 2011.

For the fiscal year ended December 31, 2011, interest expense totaled approximately $5.8 million, which related primarily to the mortgage debt incurred to finance the acquisition of the Bickford properties and also included interest expense pertaining to the Greenfield properties which were acquired in September 2011. The effective interest rate for the fourth quarter of 2011 on the Company’s mortgage debt borrowings incurred to finance the acquisition of the Bickford and Greenfield properties was 6.88 percent and 4.31 percent, respectively.

Liquidity and Funding

During the fourth quarter of 2011 the Company received proceeds of approximately $42.0 million from the divestiture of its interest in its medical office portfolio. At December 31, 2011, Care held in excess of $52.3 million in cash and cash equivalents.

Dividends

On April 3, 2012, the Company’s Board of Directors declared a dividend of $0.135 per share of common stock for the fourth quarter 2011. The dividend is payable on May 1, 2012 to common shareholders of record on April 17, 2012. During 2011, Care paid $0.405 per share in cash dividends, 100% of which are treated as capital gain distributions consisting entirely of unrecaptured Section 1250 gain for tax purposes.

Filing of Annual Report on Form 10-K

On March 30, 2012, the Company filed a Notification of Late Filing with respect to its Annual Report on Form 10-K for the calendar year ended December 31, 2011. The Company intends to file its Form 10-K on or before April 6, 2012. Under current financial reporting guidance from the SEC, the Company is required to file with its Form 10-K audited financial statements for Bickford Master I, LLC, the master lessee on the master lease of 14 of the Company’s senior housing facilities. Such audited financial statements were not available on the due date of Form 10-K and will not be available until later in the second quarter. While the Company will include unaudited financial information regarding Bickford Master I, LLC in its Form 10-K when initially filed, the Form 10-K will be incomplete. Because the Company’s Annual Report on Form 10-K omits required information, consents from Independent Registered Public Accounting Firms and certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 have not been obtained and are likewise omitted from Care’s Annual Report on Form 10-K. When and if the audited financial statements of the Master Lessee are obtained, the Company intends to obtain the omitted certifications and consents, and include those documents as exhibits to the amendment of its Form 10-K.

Conference Call Details

Care will host a conference call on Wednesday, April 11, 2012, at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. The call may be accessed live by dialing (800) 762-8779 or by visiting the Company’s website at www.carereit.com.

Investors may access a replay by dialing (800) 406-7325, passcode 4531363, which will be available through April 18, 2012. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

Care Investment Trust Inc.

About Care Investment Trust

Care Investment Trust Inc. is a real estate investment and finance company that invests in healthcare-related real estate.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this press release. We cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Funds from Operations and Adjusted Funds from Operations

Funds From Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Adjusted Funds from Operations

Adjusted Funds From Operations, or AFFO, is a non-GAAP financial measure. We calculate AFFO as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets, non-cash equity compensation expenses, the effects of straight lining lease revenue, excess cash distributions from the Company’s equity method investments, transaction charges and one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be considered when calculating the Company’s AFFO.

We believe that FFO and AFFO provide additional measures of the Company’s core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of its financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of its own operating results from period to period. The Company uses FFO and AFFO in this way, and

Care Investment Trust Inc.

also has used AFFO as a performance metric in the Company’s executive compensation program and in the calculation of quarterly incentive fees payable to our advisor. The Company also believes that its investors also use FFO and AFFO to evaluate and compare the performance of the Company and its peers, and as such, the Company believes that the disclosure of FFO and AFFO is useful to (and expected of) its investors.

However, the Company cautions that neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating FFO and / or AFFO may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported FFO and / or AFFO may not be comparable to the FFO and AFFO reported by other REITs.

For more information on the Company, please visit the Company’s website at www.carereit.com

-Financial Tables to Follow-

FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:

Salvatore V. (Torey) Riso Jr.	Steven M. Sherwyn
President & Chief Executive Officer	Chief Financial Officer & Treasurer
(212) 446-1414	(212) 446-1407
triso@carereit.com	ssherwyn@carereit.com

Care Investment Trust Inc.

Care Investment Trust Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands — except share and per share data)

	December 31, 2011 (Successor)	December 31, 2010 (Successor)
Assets:
Real Estate:
Land	$10,620	$5,020
Buildings and improvements	116,222	102,002
Less: accumulated depreciation	(4,540)	(1,293)
Total real estate, net	122,302	105,729
Investments in loans	5,766	8,552
Investments in partially-owned entities	2,491	39,200
Identified intangible assets — leases in place, net	6,939	6,477
Cash and cash equivalents	52,306	5,032
Other assets	4,412	1,886

Total Assets	$194,216	$166,876

Liabilities and Stockholders’ Equity
Liabilities:
Mortgage notes payable	$96,079	$81,684
Accounts payable and accrued expenses	2,170	1,570
Accrued expenses payable to related party	1,794	39
Obligation to issue operating partnership units	—	2,095
Other liabilities	593	525

Total Liabilities	100,636	85,913

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized, 10,171,550 and 10,064,982 shares issued and outstanding, respectively	11	11
Additional paid-in-capital	83,615	83,416
Retained earnings (accumulated deficit)	9,954	(2,464)

Total Stockholders’ Equity	93,580	80,963

Total Liabilities and Stockholders’ Equity	$194,216	$166,876

Care Investment Trust Inc.

Care Investment Trust Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(dollars in thousands — except share and per share data)

	Year Ended December 31, 2011	For the Period from August 13, 2010 to December 31, 2010	For the Period from January 1, 2010 to August 12, 2010	Three Months Ended December 31, 2011
	(Successor)	(Successor)	(Predecessor)	(Successor)
Revenue
Rental income	$13,711	$5,123	$7,880	$3,789

Income from investments in loans	765	552	1,348	176

Total Revenue	14,476	5,675	9,228	$3,965

Expenses

Base management and service fees and buyout payments to related party	409	346	8,477	106
Incentive fee to related party	2,441	—	—	1,722
Marketing, general and administrative (including stock-based compensation expense of $72, $374, $163 and $15, respectively)	4,915	2,923	11,021	1,210
Depreciation and amortization	3,611	1,509	2,072	991
Realized gain on sales and repayments of loans	—	—	(4)	—
Adjustment to valuation allowance on investment in loans	—	—	(858)	—

Operating Expenses	11,376	4,778	20,708	4,029

Other (Income) Expense
(Income) or loss from investments in partially-owned entities, net	(3,088)	1,540	1,941	(1,309)
Unrealized (gain) or loss on derivative instruments, net	255	(836)	41	—
Realized gain on derivative instruments, net	(1,079)	—	—	(1,079)
Impairment of investments	77	524	—	—
Interest income	(27)	(6)	(99)	(12)
Gain on sale of partially-owned entities	(15,327)	—	—	(15,327)
Interest expense, including amortization and write-off of deferred financing costs	5,755	2,139	3,578	1,617

Net income (loss)	$16,534	$(2,464)	$(16,941)	$16,046

Net income (loss) per share of common stock

Net income (loss), basic	$1.63	$(0.24)	$(0.84)	$1.58

Net income (loss), diluted	$1.60	$(0.24)	$(0.84)	$1.58

Weighted average common shares outstanding, basic	10,154,372	10,064,212	20,221,329	10,168,050

Weighted average common shares outstanding, diluted	10,309,765	10,064,212	20,221,329	10,181,063

Care Investment Trust Inc.

Care Investment Trust Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands — except share and per share data)

	Fiscal Year Ended December 31, 2011		Fiscal Year Ended December 31, 2010
	FFO	AFFO	FFO	AFFO
Net income / (loss)	$16,534	$16,534	$(19,405)	$(19,405)
Depreciation and amortization from partially-owned entities	2,601	2,601	9,086	9,086
Depreciation and amortization on owned properties	3,558	3,558	3,581	3,581
Adjustment to valuation allowance for investment in loans	—	—	—	(858)
Stock issued to related parties	—	143	—	—
Stock-based compensation	—	71	—	374
Amortization of above-market leases	—	207	—	—
Straight-line effect of lease revenue	—	(1,919)	—	(2,366)
Transaction charges	—	228	—	—
Excess cash distributions from the Company’s equity method investments	—	1	—	639
Unrealized loss from asset impairment	—	—	—	524
Realized (Gain) / Loss from Sale of Properties(1)	(15,327)	(15,327)	—	—
Realized (Gain) / Loss on Obligation to issue OP Units(1)	(423)	(423)	—	—
Incentive fee related to (Gain) / Loss from Sale of Properties(1)	1,330	1,330	—	—
Gain on sales and repayment of Loans	—	—	—	(4)
Change in the obligation to issue OP Units	—	255	—	(795)

Funds From Operations and Adjusted Funds From Operations	$8,273	$7,259	$(6,739)	$(9,224)

FFO and Adjusted FFO per share, basic	$0.81	$0.71	$(0.29)	$(0.40)
FFO and Adjusted FFO per share, diluted	$0.80	$0.70	$(0.29)	$(0.40)
Weighted average shares outstanding — basic	10,154,372	10,154,372	22,972,256	22,972,256
Weighted average shares outstanding — diluted(2)(3)	10,309,765	10,309,765	22,972,256	22,972,256

Care Investment Trust Inc.

(1)	Gain from sale of properties relates to sale of the Company’s preferred investment in the Cambridge portfolio and the incentive fee related to the gain from sale of properties is the incremental incentive fee payable to our advisor which is associated with the gain on sale of such investment.
(2)	The diluted FFO and AFFO per share calculations exclude the dilutive effect of the 2008 Warrant convertible into 652,500 (adjusted for the Company’s three-for-two stock split September 2010) common shares for the year ended December 31, 2011 and the 12 months ended December 31, 2010 because the exercise price was more than the average market price. The diluted FFO and AFFO per share calculations for 2011 take into consideration the dilutive effect of the Cambridge Warrant issued pursuant to the Omnibus Agreement convertible into 300,000 common shares for the eleven month period ended November 30, 2011 (cancelation date), adjusted for shares repurchased under the treasury stock method, because the average market price was more than the exercise price.
(3)	Includes original operating partnership units issued to Cambridge for the period January 1, 2011 through April 15, 2011 that were held in escrow (prior to being reduced and restructured in conjunction with the Omnibus Agreement) and excludes original operating partnership units issued to Cambridge for the 12 months ended December 31, 2010 because such units were anti-dilutive for the period.

Care Investment Trust Inc.

Care Investment Trust Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands — except share and per share data)

	Three Months Ended
	December 31, 2011
	FFO	AFFO
Net income / (loss)	$16,046	$16,046
Depreciation and amortization on owned properties	981	981
Stock issued to related parties	—	47
Stock-based compensation	—	15
Amortization of above-market leases	—	52
Straight-line effect of lease revenue	—	(399)
Realized (Gain) / Loss from Sale of Properties(1)	(15,327)	(15,327)
Realized (Gain) / Loss on Obligation to issue OP Units(1)	(423)	(423)
Incentive fee related to (Gain) / Loss from Sale of Properties(1)	1,330	1,330
Funds From Operations and Adjusted Funds From Operations	$2,607	$2,322

FFO and Adjusted FFO per share, basic and diluted	$0.26	$0.23
Weighted average shares outstanding — basic(2)	10,168,050	10,168,050
Weighted average shares outstanding — diluted(2)	10,181,063	10,181,063

(1)	Gain from sale of properties relates to sale of the Company’s preferred investment in the Cambridge portfolio and the incentive fee related to the gain from sale of properties is the incremental incentive fee payable to our advisor which is associated with the gain on sale of such investment.
(2)	The diluted FFO and AFFO per share calculations exclude the dilutive effect of the 2008 Warrant convertible into 652,500 (adjusted for the Company’s three-for-two stock split September 2010) common shares for the three months ended December 31, 2011 because the exercise price was more than the average market price. The diluted FFO and AFFO per share calculations for the three months ended December 31, 2011 take into consideration the dilutive effect of the Cambridge Warrant issued pursuant to the Omnibus Agreement convertible into 300,000 common shares for the two month period ended November 30, 2011 (cancelation date), adjusted for shares repurchased under the treasury stock method, because the average market price was more than the exercise price.